First Federal Savings Bank

NEWS RELEASE	For Immediate Release

FIRST FEDERAL SAVINGS BANK SEEKS NEW STATE CHARTER,
REVEALS PLANS FOR NEW NAME

Deep-Rooted Local Institution Will Be Renamed First Advantage Bank

CLARKSVILLE, Tenn. – July 14, 2011 - First Advantage Bancorp (“the Company”), [Nasdaq:  FABK] the holding company of  First Federal Savings Bank (the “Bank”), today announced that the Bank filed a notice of intent to convert from a federally-chartered savings bank to a Tennessee-chartered bank with the Office of Thrift Supervision (“OTS”), Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”).  Additionally, the Company will file an application with the Federal Reserve Board to become a bank holding company.

The Bank also announced that, upon regulatory approval, the name of the bank will change to First Advantage Bank later this year.  First Federal Savings Bank has operated as a federal thrift institution since its original charter was granted and began operations in 1954.

 “We’ve served Clarksville for nearly 60 years and have a rich heritage here. Looking ahead, we want to continue growing with our customers and take a leading role in the future of this community. Our new name First Advantage Bank is reflective of our new vision while continuing our tradition of offering exemplary customer service and a focus in bringing new and innovative products to our market area.  We very much look forward to unveiling a new look later this year. We are excited about this change and what it means for the next phase of future growth for our bank, our shareholders, our employees and our customers,” said Earl O. Bradley, III, Chief Executive Officer.

Bradley continued, “This is a positive change for our Bank in light of the Dodd-Frank Act which made certain changes that removed most of the benefits of operating under our savings bank charter.  We also believe that there are significant advantages to operating as a commercial bank and having a local, Tennessee-based regulator who understands and lives in our market area.  There will be no changes in our directors, officers or employees or in the Bank’s FDIC coverage.  Rates and terms of all loans and deposits will not change as a result of the charter conversion.  The charter change is a strategic move for the long-term benefit of our shareholders, customers and employees. The new name is just a representation of that vision.”

Regulatory approval is expected within 90 days, and the new name will not be implemented until sometime during the fourth quarter 2011.

First Federal Savings Bank carved a local niche in mortgage lending during its early years and has expanded to offer an array of financing, commercial lending, and personal banking products and services. The Bank’s network currently includes five full-service branch locations in Clarksville, Tennessee, as well as an office dedicated exclusively to mortgage lending.

Forward-Looking Statements

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp.   Actual results could be materially different from those expressed or implied by the forward-looking statements.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. Additional factors that could cause actual results to differ materially are disclosed in First Advantage Bancorp’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About First Federal Savings Bank

Since 1954, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, headquartered in Clarksville, Tennessee, has been dedicated to the economic well-being of the customers and communities it serves. With deep roots in commercial and mortgage lending, First Federal Savings Bank has for decades been the premier partner for businesses, individuals and families in the Clarksville community.

As an independent community bank with five full-service offices, First Federal Savings Bank has the strength and capacity to support both individuals and companies across the state with a broad range of financial products and services and unparalleled convenience.

For more information about First Federal Savings Bank, a wholly owned subsidiary of First Advantage Bancorp (Nasdaq: FABK), visit www.firstfederalsb.com.

Investor Relations:	Earl O. Bradley, III	Bonita H. Spiegl
	Chief Executive Officer	Chief Financial Officer
	(931) 552-6176	(931) 552-6176

Media Contacts:	Cindy Smith	Dave Chaney
	Chief Operations Officer	Lam-Andrews
	First Federal Savings Bank	(615) 297-7717, ext. 107
	(931) 920-1522	dchaney@lam-andrews.com
cindy.smith@firstfederalsb.com